EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: December 20, 2007
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS PRELIMINARY FIRST AND SECOND QUARTER RESULTS

          EL SEGUNDO, Calif., Dec. 20 -- Computer Sciences Corporation (NYSE: CSC) today reported its previously delayed preliminary results for its fiscal 2008 first quarter, ended June 29, 2007, and for its second quarter, ended Sept. 28, 2007. The delay was due to the discovery of certain accounting errors in prior fiscal years relating to the company’s accounting for income taxes and for the effect of foreign currency exchange rate movements on certain intracompany balances.

Highlights for first six months (ended Sept. 28, 2007) included:

•	Revenue of $7.86 billion, up 9.6% (approximately 7% in constant currency);
•	Net income of $183.9 million, or $1.04 per share (diluted), including special charges of 30 cents per share related to CSC’s restructuring program and an executive retirement agreement;
•	Major business award announcements of $8.5 billion;
•	Closing of the Covansys acquisition;
•	Continued progress on multi-year Project Accelerate strategic plan.

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Computer Sciences Corporation - Page 2	December 20, 2007

          For the first quarter, net income was $108.1 million, or 61 cents per share (diluted), including special charges of $33.4 million after-tax, or 19 cents a share, related to the restructuring program and an executive retirement agreement.  Diluted earnings per share, excluding the special items, were 80 cents.  Last year’s first quarter earnings per share, as restated, were a loss of 32 cents, but income was 60 cents before special items.

          Revenue for the first quarter was $3.84 billion, up 7.8% (approximately 5% in constant currency) over last year’s first quarter.  Both CSC reporting segments, global commercial and North American Public Sector (NPS), contributed to the quarter’s solid revenue growth.

          First quarter global commercial revenue was $2.42 billion, up 7.7% compared to $2.25 billion in the year-ago quarter.  Contributing to this growth were solid increases from CSC’s European and Asia Pacific operations.  U.S. commercial revenue was $920 million, down 3.9% compared with $958 million last year.  European revenue rose to $1.09 billion, up 16.1% (approximately 8% in constant currency) from the $941.9 million reported for the first quarter last year.  CSC's non-European international revenue was $404.2 million, up 16.8% (approximately 8% in constant currency) compared with last year’s $346.1 million.

          For the first quarter, CSC’s NPS revenue increased 7.9% to $1.42 billion from $1.32 billion for the first quarter of fiscal 2007.  Revenue derived from CSC’s DoD-
related business was $943.4 million, up 9.4% from last year’s $862.3 million.  This strong growth was the result of a combination of new business awards and growth from existing contracts.  CSC’s civil agencies activities generated revenue of $440.5 million, up 5.0% compared to $419.4 million last year.  Other NPS segment revenue, comprised of state, local and foreign government, as well as commercial contracts performed by the U.S. federal segment, was $36.1 million, up 6.8% from last year’s $33.8 million.

          For the second quarter, net income was $75.8 million, or 43 cents per share (diluted), including a special pre-tax charge of $25.9 million related to the restructuring program announced in April 2006.  Diluted earnings per share, excluding the special item, were 54 cents.  Last year’s second quarter earnings per share, as restated, were 51 cents, and 68 cents before special items.  The current-year second quarter earnings included an after-tax charge of $25.4 million ($42 million pre-tax) related to a forward loss and reassessment of recoverability of an asset related to a U.S. federal program.

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Computer Sciences Corporation - Page 3	December 20, 2007

          Net earnings for the second quarter were also adversely impacted by a higher than expected effective tax rate of 55.8% resulting from the adoption of FIN 48 and the discrete impact of statutory rate reductions in two foreign entities that caused a valuation decline in certain deferred tax assets.

          Revenue for the second quarter was $4.02 billion, up 11.3% (approximately 8% in constant currency) over last year’s second quarter.  The quarter’s solid revenue growth was led by growth in the company’s European and NPS sectors, as well as the acquisition of Covansys.  Revenue growth in the European operations was led by increased work within the new regions of the UK NHS contract.  Continued growth in CSC’s NPS revenues was driven by increased activity in both DoD and civil agency related contracts.

          Second quarter global commercial revenue was $2.57 billion, up 13.7% (approximately 9% in constant currency) compared to $2.26 billion in the year-ago quarter.  U.S. commercial revenue was $1.03 billion, up 10.3% compared with $930.6 million last year.  Approximately 3% of the increase was attributable to the Covansys acquisition.  European revenue rose to $1.11 billion, up 17.5% (approximately 9% in constant currency) from the $942.8 million reported for the second quarter last year.  CSC's non-European international revenue was $432.7 million, up 12.6% (approximately 4% in constant currency) compared with last year’s $384.4 million.

          For the second quarter, CSC’s NPS revenue increased 7.4% to $1.45 billion from $1.35 billion for the second quarter of fiscal 2007.  Revenue derived from CSC’s DoD-related business was $968.6 million, up 7.6% from last year’s $900.3 million.  This strong growth was the result of a combination of new business awards and growth from existing contracts.  CSC’s civil agencies activities generated revenue of $432.2 million, up 4.9% compared to $412.1 million last year.  Other NPS segment revenue, comprised of state, local and foreign government, as well as commercial contracts performed by the U.S. federal segment, was $49.9 million, up 28.3% from last year’s $38.9 million.

Overall company revenues for the first six months of fiscal 2008 were $7.86 billion, an increase of 9.6% (approximately 7% in constant currency) over the first six months of last fiscal year.

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Computer Sciences Corporation - Page 4	December 20, 2007

          The company’s global commercial revenue for the first six months showed solid growth with an increase of 10.7% (approximately 6% in constant currency), led by strong contributions from the company’s European and other international operations, as reported.  This solid international growth was offset somewhat by lower revenue derived from U.S. commercial activities adversely impacted by reductions across several outsourcing contracts.  CSC’s NPS revenues for the first six months increased 7.6% over the comparable period last year, led by DoD activities, which were up 8.5%.

          Other income of $18.2 million and $7.4 million in the first and second quarter of fiscal 2008, respectively, and $4.4 million and $8.3 million in the first and second quarter of fiscal 2007, respectively, is primarily attributable to foreign exchange gains.

          Major announced business awards for the first and second quarter were $4.5 billion and $4.0 billion, respectively, bringing the six-month total to $8.5 billion, and continuing the momentum from the nearly $17 billion record amount achieved in fiscal 2007.

          CSC’s NPS pipeline of opportunities over the next 15 months is approximately $35 billion, comprised of more than 465 programs across a broad array of public sector agencies and departments.  Approximately $9 billion of the total is scheduled for award during the remainder of the current fiscal year.

          “We are pleased with progress on our multi-year strategic plan, Project Accelerate, as we strengthen our position in selected industry markets to drive improving revenue growth and profitability,” said CSC Chairman, President and Chief Executive Officer Michael W. Laphen.  “The solid revenue growth in our North American Public Sector business continues to reflect our strong leadership role in the large public sector information technology services market.  Additionally, we are experiencing good traction in the financial services and healthcare verticals, and are encouraged by the quality and quantity of both the North American Public Sector and global commercial pipelines.

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Computer Sciences Corporation - Page 5	December 20, 2007

          “We completed the acquisition of Covansys in early July -- an important step toward aggressively growing and leveraging our India capabilities.  With more than 15,000 CSC employees, India now represents our second-largest employee base for any country in the world.

          “Additionally, in late October, we announced an agreement to acquire First Consulting Group,” said Laphen.  “The transaction, which is expected to close during the first calendar quarter of 2008, will increase our domestic and offshore healthcare expertise and service delivery capabilities.

          “The restructuring program begun in April of 2006 is nearing its end, and we are pleased with the results to date as reflected in our increased global commercial margins.   We look forward to continuing the momentum this program has generated as we focus on accelerating our growth and improving our commercial margins.

          “For the third quarter, ending December 28, we anticipate revenue to be in the range of $4.0 billion to $4.2 billion, or up approximately 10% to 15%, and earnings per share, excluding special items, to be in the 95 cent to $1.05 range,” said Laphen.  “Our guidance for the fiscal year is for revenue to be in the range of $16.2 billion to $16.5 billion, up approximately 9% to 11%, including the Covansys acquisition.  We expect earnings per share for the year to be in the $3.70 to $3.90 range, including the adoption of FASB Interpretation No. 48, but excluding special items.”

ADOPTION OF FIN 48

          The company has adopted the provision of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB statement No. 109” (FIN 48), effective March 31, 2007.  As a result of the implementation of FIN 48, the company recorded tax liabilities within the consolidated balance sheet resulting in a reduction of approximately $163 million to the fiscal 2008 beginning retained earnings balance.  Included in the recorded tax liabilities are $1.4 billion of cumulative uncertain tax positions.

          The company’s effective tax rate of 46.1% during the first six months of fiscal 2008 was higher than previously expected primarily due to the adoption of FIN 48 and includes the prospective reclassification of interest expense accruals related to tax liabilities from interest expense to taxes on income.  The rate for the first six months also includes the discrete adverse impact of statutory rate reductions to foreign entities that caused a reduced valuation in certain deferred tax assets.

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Computer Sciences Corporation - Page 6	December 20, 2007

RESTATEMENT OF FISCAL 2007 10-K

          The corrections in accounting for income taxes related to prior fiscal years resulted in a cumulative charge of $303 million related to fiscal years 1995 through March 30, 2007. Corrections in accounting for currency exchange rate movements resulted in the recognition of cumulative after-tax gains of $193 million related to the fiscal years 1998 through March 30, 2007. The net effect is a cumulative $110 million after-tax charge to retained earnings through fiscal 2007.  The company will file as soon as practicable an amended Annual Report on Form 10-K/A for the year ended March 30, 2007, which will restate the financial statements previously included therein.  Shortly thereafter, the company will file its Quarterly Reports on Form 10-Q for the quarters ended June 29 and Sept. 28, 2007.

          As announced in the company’s press release dated Dec. 17, 2007, a teleconference will be held today at 5:00 p.m. EST to discuss the first and second quarter results.  This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 89,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting.  Headquartered in El Segundo, Calif., CSC reported revenue of $15.5 billion for the 12 months ended Sept. 28, 2007.  For more information, visit the company’s Web site at www.csc.com.

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Computer Sciences Corporation - Page 7	December 20, 2007

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control.  These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 30, 2007.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 8		December 20, 2007

Revenues by Segment
(preliminary unaudited)

	Second Quarter Ended
	Sept. 28,	Sept. 29,	% of Total
(In millions)	2007	2006	Fiscal 2008	Fiscal 2007
		(As Restated)		(As Restated)

U.S. Commercial	$1,026.0	$930.6	26%	26%
Europe	1,107.8	942.8	27	26
Other International	432.7	384.4	11	11
Global Commercial sector	2,566.5	2,257.8	64	63

Department of Defense	968.6	900.3	24	25
Civil agencies	432.2	412.1	11	11
Other (1)	49.9	38.9	1	1
North American Public sector	1,450.7	1,351.3	36	37

	$4,017.2	$3,609.1	100%	100%

	Six Months Ended
	Sept. 28,	Sept. 29,	% of Total
(In millions)	2007	2006	Fiscal 2008	Fiscal 2007
		(As Restated)		(As Restated)

U.S. Commercial	$1,945.8	$1,888.2	25%	27%
Europe	2,201.7	1,884.7	28	26
Other International	836.9	730.5	10	10
Global Commercial sector	4,984.4	4,503.4	63	63

Department of Defense	1,912.0	1,762.6	25	24
Civil agencies	872.7	831.5	11	12
Other (1)	86.0	72.7	1	1
North American Public sector	2,870.7	2,666.8	37	37

	$7,855.1	$7,170.2	100%	100%

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public reporting sector.

Computer Sciences Corporation - Page 9	December 20, 2007

Consolidated Statements of Income
(preliminary unaudited)

	Second Quarter Ended		Six Months Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
(In millions except per-share amounts)	2007	2006	2007	2006
		(As Restated)		(As Restated)
Revenues	$4,017.2	$3,609.1	$7,855.1	$7,170.2

Costs of services (excludes depreciation and amortization)	3,253.8	2,893.7	6,351.9	5,773.0
Selling, general and administrative	241.1	226.5	481.7	454.1
Depreciation and amortization	292.2	266.3	571.2	527.2
Interest expense	48.8	56.0	78.0	103.9
Interest income	(8.8)	(7.5)	(18.3)	(33.5)
Special items	25.9	41.0	74.9	237.9
Other income	(7.4)	(8.3)	(25.6)	(12.7)

Total costs and expenses	3,845.6	3,467.7	7,513.8	7,049.9

Income before taxes	171.6	141.4	341.3	120.3
Taxes on income	95.8	51.9	157.4	90.7

Net income	$75.8	$89.5	$183.9	$29.6

Basic	$0.44	$0.52	$1.06	$0.16

Diluted	$0.43	$0.51	$1.04	$0.16

Average common shares outstanding for:
Basic EPS	172.018	172.092	172.947	179.814
Diluted EPS	175.264	175.270	176.439	183.427

Computer Sciences Corporation - Page 10	December 20, 2007

Selected Balance Sheet Data
(preliminary unaudited)

	Sept. 28,	March 30,
(In millions)	2007	2007
		(As Restated)
Assets
Cash and cash equivalents	$490.8	$1,050.1
Receivables, net of allowance for doubtful accounts	4,501.6	4,187.4
Prepaid expenses and other current assets	1,704.5	1,464.0
Total current assets	6,696.9	6,701.5

Property and equipment, net	2,655.0	2,539.1
Outsourcing contract costs, net	982.4	1,029.5
Software, net	525.3	513.3
Goodwill, net	3,687.0	2,500.1
Other assets	572.1	456.7
Total assets	$15,118.7	$13,740.2

Liabilities
Short-term debt and current maturities of long-term debt	$472.0	$93.7
Accounts payable	653.1	855.7
Accrued payroll and related costs	763.3	732.5
Other accrued expenses	1,661.0	2,014.1
Deferred revenue	887.0	1,025.5
Federal, state and foreign income taxes	296.9	934.6
Total current liabilities	4,733.3	5,656.1

Long-term debt, net	2,511.8	1,412.2
Long-term deferred taxes on income tax liabilities	1,060.0
Other long-term liabilities	1,141.6	1,131.9

Stockholders' Equity	5,672.0	5,540.0

Total liabilities and stockholders' equity	$15,118.7	$13,740.2

Computer Sciences Corporation - Page 11	December 20, 2007

Consolidated Statements of Cash Flows
(preliminary unaudited)

	Six Months Ended
	Sept. 28,	Sept. 29,
(In millions)	2007	2006
		(As Restated)
Cash flows from operating activities:
Net income	$183.9	$29.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization and other non-cash charges	633.2	597.8
Gain on dispositions, net of taxes	(3.3)	(9.0)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(441.4)	(375.2)
Decrease in liabilities	(464.2)	(175.2)

Net cash (used in) provided by operating activities	(91.8)	68.0

Investing activities:
Purchases of property and equipment	(433.3)	(361.9)
Acquisitions, net of cash acquired	(1,315.6)
Outsourcing contracts	(61.4)	(31.6)
Software	(78.3)	(73.8)
Other investing cash flows	8.2	182.8

Net cash used in investing activities	(1,880.4)	(284.5)

Financing activities:
Borrowings of commercial paper, net	(.4)	596.9
Borrowings under lines of credit	305.6	302.2
Repayment on lines of credit	(215.9)	(298.8)
Principal payments on long-term debt	(19.5)	(14.8)
Proceeds from debt issuance	1,391.3
Proceeds from stock option and other common stock transactions	73.2	44.2
Repurchase of common stock	(153.1)	(1,000.0)
Excess tax benefit from stock-based compensation	8.9	2.2
Other financing cash flows	2.9	(1.9)

Net cash provided by (used in) financing activities	1,393.0	(370.0)

Effect of exchange rate changes on cash and cash equivalents	19.9	(1.0)

Net decrease in cash and cash equivalents	(559.3)	(587.5)
Cash and cash equivalents at beginning of year	1,050.1	1,290.7

Cash and cash equivalents at end of period	$490.8	$703.2

Computer Sciences Corporation - Page 12	December 20, 2007

Non-GAAP Financial Measures

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (preliminary unaudited)	Second Quarter Ended		Six Months Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2007	2006	2007	2006
		(As Restated)		(As Restated)
EBITDA and special items	$529.7	$497.2	$1,047.1	$955.8
Special items	25.9	41.0	74.9	237.9
EBITDA	503.8	456.2	972.2	717.9
Depreciation and amortization	292.2	266.3	571.2	527.2
EBIT	211.6	189.9	401.0	190.7
Interest, net	40.0	48.5	59.7	70.4
Income before taxes	171.6	141.4	341.3	120.3
Taxes on income	95.8	51.9	157.4	90.7
Net income	$75.8	$89.5	$183.9	$29.6

Free Cash Flow (unaudited)	Six Months Ended
	Sept. 28,	Sept. 29,
	2007	2006
		(As Restated)
Free cash flow	$(676.0)	$(357.1)
Net cash used in investing activities	1,880.4	284.5
Proceeds from redemption of preferred stock		126.5
Acquisitions	(1,315.6)
Capital lease payments	19.4	14.1
Net cash (used in) provided by operating activities	$(91.8)	$68.0

Note:
Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow.  Prior periods have been adjusted to conform with this presentation.  Proceeds from the redemption of DynCorp preferred stock is included in other investing activities and is being excluded from the calculation of free cash flow.

Computer Sciences Corporation - Page 13	December 20, 2007

Non-GAAP Financial Measures (continued)

Earnings per Share Reconciliation (preliminary unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share.  It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations.  The earnings per share amounts presented below include non-GAAP measures.  This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented.  Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	Second Quarter Ended
	September 28, 2007		September 29, 2006
			(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$75.8	$0.43	$89.5	$0.51
Add back: Special items	19.3	0.11	29.7	0.17
Income before special items	$95.1	$0.54	$119.2	$0.68

Average common shares outstanding for diluted EPS		175.264		175.270

	Six Months Ended
	September 28, 2007		September 29, 2006
			(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$183.9	$1.04	$29.6	$0.16
Add back: Special items	52.7	0.30	201.5	1.10
Income before special items	$236.6	$1.34	$231.1	$1.26

Average common shares outstanding for diluted EPS		176.439		183.427

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.
Per share amounts may not add due to rounding.

Computer Sciences Corporation - Page 14	December 20, 2007

Consolidated Statements of Income
(preliminary unaudited)

	First Quarter Ended
(In millions except per-share amounts)	June 29, 2007	June 30, 2006
		(As Restated)
Revenues	$3,837.9	$3,561.1

Costs of services (excludes depreciation and amortization)	3,098.1	2,879.3
Selling, general and administrative	240.6	227.6
Depreciation and amortization	279.0	260.9
Interest expense	29.2	47.9
Interest income	(9.5)	(26.0)
Special items	49.0	196.9
Other (income)/expense	(18.2)	(4.4)

Total costs and expenses	3,668.2	3,582.2

Income before taxes	169.7	(21.1)
Taxes on income	61.6	38.8

Net income (loss)	$108.1	$(59.9)

Basic	$0.62	$(0.32)

Diluted	$0.61	$(0.32)

Average common shares outstanding for:
Basic EPS	173.876	187.536
Diluted EPS	177.445	187.536

Computer Sciences Corporation - Page 15	December 20, 2007

Non-GAAP Financial Measures

Earnings per Share Reconciliation (preliminary unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share.  It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations.  The earnings per share amounts presented below include non-GAAP measures.  This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented.  Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	First Quarter Ended
	June 29, 2007		June 30, 2006
			(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income (loss) and EPS (diluted), as reported	$108.1	$0.61	$(59.9)	$(0.32)
Add back: Special items	33.4	0.19	171.8	0.92
Income before special items	$141.5	$0.80	$111.9	$0.60

Average common shares outstanding for diluted EPS		177.445		187.536

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.
Per share amounts may not add due to rounding.

Computer Sciences Corporation - Page 16	December 20, 2007

Consolidated Statements of Income
(preliminary unaudited)

	Twelve Months Ended
	March 30,	March 31,
(In millions except per-share amounts)	2007	2006
	(As Restated)	(As Restated)
Revenues	$14,854.9	$14,644.8

Costs of services (excludes depreciation and amortization)	11,813.5	11,724.5
Selling, general and administrative	918.3	863.8
Depreciation and amortization	1,073.6	1,091.8
Interest expense	217.9	145.1
Interest income	(49.5)	(40.8)
Special items	316.1	77.3
Other (income)/expense	(41.3)	21.3

Total costs and expenses	14,248.6	13,883.0

Income before taxes	606.3	761.8
Taxes on income	209.0	319.5

Income from continuing operations	397.3	442.3

Gain on the sale of discontinued operations, net of taxes		57.6

Discontinued operations, net of taxes		57.6
Cumulative effect of change in accounting principle, net of taxes		(4.3)

Net income	$397.3	$495.6
Earnings per share:
Continuing operations	$2.25	$2.38
Discontinued operations		0.31
Cumulative effect of change in accounting principle, net of taxes		(0.02)
Basic	$2.25	$2.67

Continuing operations	$2.21	$2.35
Discontinued operations		0.31
Cumulative effect of change in accounting principle, net of taxes		(0.02)
Diluted	$2.21	$2.64

Average common shares outstanding for:
Basic EPS	176.263	185.693
Diluted EPS	179.733	187.984

Computer Sciences Corporation - Page 17	December 20, 2007

Non-GAAP Financial Measures

Earnings per Share Reconciliation (preliminary unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share.  It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations.  The earnings per share amounts presented below include non-GAAP measures.  This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented.  Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	Twelve Months Ended
	March 30, 2007		March 31, 2006
	(As Restated)		(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$397.3	$2.21	$495.6	$2.64
Less: Gain on discontinued operations			(57.6)	(0.31)
Add: Cumulative change in accounting principle			4.3	0.02

Income from continuing operations	397.3	2.21	442.3	2.35
Add back: Special items	262.0	1.46	48.3	0.26
Income from continuing operations before special items	$659.3	$3.67	$490.6	$2.61

Average common shares outstanding for diluted EPS		179.733		187.984

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.
Per share amounts may not add due to rounding.